Exhibit 8.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 AMERICA • ASIA PACIFIC • EUROPE

October 6, 2017

Starwood Waypoint Homes

8665 East Hartford Drive

Suite 200

Scottsdale, AZ 85225

Re:	Business Combination of Starwood Waypoint and Invitation Homes

Ladies and Gentlemen:

We have acted as counsel to Starwood Waypoint Homes, a Maryland real estate investment trust (“Starwood Waypoint”), Starwood Waypoint Homes Partnership, L.P., a Delaware limited partnership (“Starwood Waypoint LP”), and Starwood Waypoint Homes GP, Inc., a Delaware corporation (“Starwood Waypoint GP”) in connection with the proposed mergers of (a) Starwood Waypoint with and into IH Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”) and wholly owned subsidiary of Invitation Homes Inc., a Maryland corporation (“Invitation Homes”), with Merger Sub being the surviving entity (the “REIT Merger”), in which shareholders of Starwood Waypoint will receive Invitation Homes Common Stock and cash in lieu of fractional shares, and (b) following the REIT Merger, Starwood Waypoint LP will merge with and into Invitation Homes Operating Partnership LP, a Delaware limited partnership (“Invitation Homes LP”), with Invitation Homes LP being the surviving entity (the “Partnership Merger” and together with the REIT Merger, the “Mergers”), each pursuant to the Agreement and Plan of Merger dated as of August 9, 2017, by and among Invitation Homes, Invitation Homes LP, Merger Sub, Starwood Waypoint and Starwood Waypoint LP (the “Merger Agreement”).

This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement on Form S-4, including a joint proxy statement/information statement and prospectus (as amended through the date hereof, the “Registration Statement”) filed by Invitation Homes on October 6, 2017 (File No. 333-220543), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Starwood Waypoint Homes

October 6, 2017

In connection with our opinion, we have reviewed (i) originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, (ii) the Registration Statement, (iii) a representation letter, dated as of the date hereof, provided by Starwood Waypoint pursuant to Section 6.16(a) of the Merger Agreement, and a representation letter, dated as of the date hereof, provided by Invitation Homes pursuant to Section 6.16(b) of the Merger Agreement (each, a “Representation Letter,” and collectively, the “Representation Letters”), and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that (i) the REIT Merger will qualify as a statutory merger under the DLLCA and the Maryland REIT Law, (ii) the Mergers will be consummated in accordance with the Merger Agreement, the Registration Statement and such other documents, certificates and records (and that no transaction, covenant, representation or condition discussed therein and affecting this opinion will be waived by any party), (iii) the parties have complied with, and if applicable, will continue to comply with the covenants and agreements contained in the Merger Agreement, and (iv) Starwood Waypoint, Merger Sub and Invitation Homes will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

In rendering our opinion, we have also assumed that the representations contained in the Representation Letters are true, correct and complete and will continue to be true, correct and complete as of the REIT Merger Effective Time and, if applicable, thereafter, without regard to any qualification as to knowledge or belief. We have also relied on the accuracy and completeness of all the facts, information, covenants, representations, warranties and agreements contained in such other documents and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations, warranties and agreements set forth or made in the Merger Agreement, the Registration Statement and the other documents referred to above and the statements, representations, covenants and agreements made by Starwood Waypoint, Merger Sub and Invitation Homes, including those set forth in the Representation Letters to us, or otherwise relating to the Mergers. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing; however, we are not aware of any facts inconsistent with such factual matters.

Starwood Waypoint Homes

October 6, 2017

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, administrative rulings and other Treasury interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service (the “IRS”), all as they exist at the date hereof. It should be noted that the Code, Treasury Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based, or any inaccuracy, breach, variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement or the Representation Letters could adversely affect our conclusions. An opinion of counsel is not binding on the IRS or any court. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to this opinion. We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

Based upon and subject to the foregoing and the limitations, qualifications and assumptions set forth herein and in the Registration Statement, we are of the opinion that the statements made in the joint proxy statement/information statement and prospectus under the caption “Material U.S. Federal Income Tax Consequences — Tax Consequences of the REIT Merger to U.S. and Non-U.S. holders,” insofar as they purport to constitute summaries of matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters described therein in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the joint proxy statement/information statement and prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the REIT Merger.

Very truly yours,

/s/ Sidley Austin LLP